NOTICE OF REDEMPTION

THE INTERPUBLIC GROUP OF COMPANIES, INC.
4.75% Notes due 2023
CUSIP Nos. 460690BD1 and 460690BE9
ISIN Nos. US460690BD13 and US460690BE95

NOTICE IS HEREBY GIVEN, pursuant to Article 11 of the indenture dated as of November 15, 2006 and Section 2.02 of the second supplemental indenture dated as of November 20, 2007, each between The Interpublic Group of Companies, Inc. (the “Company”) and The Bank of New York Mellon, as trustee (the “Trustee”), and paragraph 6 of the 4.75% Convertible Senior Notes due 2023 (the “Notes”), that the Company will redeem all of the outstanding Notes on March 15, 2013 (the “Redemption Date”) at a price (the “Redemption Price”) equal to $1,000 per $1,000 principal amount of the Notes plus accrued and unpaid interest up to, but excluding, the Redemption Date.  We expect interest to accrue from the most recent Interest Payment Date, September 15, 2012, up to, but excluding, March 15, 2013.  The principal amount of the Notes outstanding is $200,000,000.

Holders of the Notes may convert their Notes into shares of Interpublic common stock at a conversion rate of 84.3402 common shares per $1,000 principal amount of Notes until the close of business on March 14, 2013 by complying with the procedures in paragraph 9 of the Notes.  Holders that convert their Notes will not receive any accrued interest since the most recent Interest Payment Date on September 15, 2012.  The Company expects to hold an earnings call and file its annual report on Form 10-K on or about February 22, 2013.

Owners of beneficial interests in the Notes are reminded that they must exercise any rights in respect of their interests, including the right to convert their interests into shares of the Company’s common stock, in accordance with the procedures and practices of the Depository Trust Company (“DTC”).  DTC deadlines may be earlier than the deadlines for holders described herein and in paragraph 9 of the Notes.

Holders also have the right to require the Company to purchase the Notes until 5:00 p.m., New York City time, on March 8, 2013 (the “Put Right”), as described in the Company Notice dated February 13, 2013 (the “Company Notice”).  As a consequence of the redemption of all the outstanding Notes by the Company on March 15, 2013, as described herein, a holder that does not exercise the Put Right will receive the same amount in cash that such holder would have been entitled to receive if it had elected to exercise its Put Right.  In addition, a holder that exercises the Put Right will lose the ability to convert its Notes unless it first withdraws its exercise of the Put Right in accordance with the procedures described in the Company Notice.  ACCORDINGLY, A HOLDER THAT EXERCISES THE PUT RIGHT (A) WILL RECEIVE NO MORE CONSIDERATION THAN IT WOULD HAVE RECEIVED IF IT HAD LET THE NOTES BE REDEEMED AND (B) WILL LOSE CERTAIN CONVERSION RIGHTS.

On the Redemption Date, the Redemption Price will become due and payable. Interest on the Notes will cease to accrue on and after the Redemption Date, and unless the Company defaults in making payment of such Redemption Price, the only remaining right of the holder will be to receive payment of the Redemption Price upon presentation and surrender to the Trustee, as Paying Agent for the Notes.  Payment of the Redemption Price plus accrued interest will be made upon presentation and surrender of the Notes by mail or hand delivery to:

By Mail The Bank of New York Mellon Global Corporate Trust 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Redemption Unit	By Hand Only The Bank of New York Mellon Global Corporate Trust Corporate Trust Window 101 Barclay Street, 1st Floor East New York, NY 10286	By Express Delivery Only The Bank of New York Mellon Global Corporate Trust 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Redemption Unit

NOTICE:  The Trustee will withhold under the United States backup withholding rules 28% of any payment that is made upon redemption of a Note unless the holder, when presenting the Notes, delivers a properly completed Internal Revenue Service Form W-9 or the holder otherwise establishes an exemption from such backup withholding.

The Paying Agent will also act as Conversion Agent for the Notes.

The Interpublic Group of Companies, Inc.
By:   The Bank of New York Mellon,
         as Trustee

Dated: As of February 13, 2013

The CUSIP numbers have been assigned to this issue by organizations not affiliated with the Issuer or the Trustee and are included solely for the convenience of the holders.  Neither the Issuer nor the Trustee shall be responsible for the selection or use of these CUSIP numbers, nor is any representation made as to the correctness of the same on the notes or as indicated in this Notice of Redemption.